Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-36274) pertaining to the Sequa 401(k) Plan of our report dated June 19, 2002, with respect to the financial statements of the Sequa 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

ERNST & YOUNG LLP

New York, New York
June 26, 2002